Exhibit 99

   BRE Properties Declares Third Quarter Dividend of $0.4875 Per Common Share

                Series B and C Preferred Dividends Also Declared

    SAN FRANCISCO, Aug. 19 /PRNewswire-FirstCall/ -- BRE PROPERTIES, INC. (NYSE: BRE) today announced that its board of directors approved regular common and preferred stock dividends for the quarter ending
September 30, 2004.

    The common dividend of $0.4875 per share will be payable on September 30, 2004 to shareholders of record as of September 15, 2004. The quarterly dividend payment is equivalent to $1.95 per share on an annualized basis, and an approximate 5.4% annualized yield, based on yesterday's closing share price of $35.95. BRE has paid uninterrupted quarterly dividends to shareholders since the company's founding in 1970.

    Dividends on BRE's 8.08% Series B and 6.75% Series C Cumulative Redeemable Preferred Stock also will be payable on September 30, 2004 to shareholders of record as of September 15, 2004. The Series B dividend is $0.505 per share; the Series C dividend is $0.421875 per share.

    About BRE Properties

    BRE Properties -- a real estate investment trust -- develops, acquires and manages apartment communities convenient to its Residents' work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 85 apartment communities totaling 23,685 units in California, Arizona, Washington, Utah and Colorado. The company currently has seven other properties in various stages of development and construction, totaling 1,660 units, and joint venture interests in two additional apartment communities, totaling 488 units.

SOURCE  BRE Properties, Inc.
    -0-                             08/19/2004
    /CONTACT: investors, Edward F. Lange, Jr., EVP, Chief Financial Officer, +1-415-445-6559, or media, Tom Mierzwinski, VP, Corporate Communications, +1-415-445-6525, both of BRE Properties, Inc./
    /Web site:  http://www.breproperties.com /
    (BRE)

CO:  BRE Properties, Inc.
ST:  California
IN:  RLT
SU:  DIV